Exhibit 16.1

November 17, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Adamant DRI Processing and Minerals Group

Ladies and Gentlemen:

We have read the statements in the Form 8-K, dated November 14, 2023 of Adamant DRI Processing and Minerals Group (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 8-K.

Very truly yours,

/s/ Keith K Zhen CPA
Brooklyn, New York